Exhibit 99.1

NII HOLDINGS APPOINTS CHAIRMAN STEVEN SHINDLER
AS INTERIM CEO

RESTON, Va. - Dec. 13, 2012 - NII Holdings, Inc. [NASDAQ: NIHD], a provider of differentiated mobile communications services operating under the Nextel brand in Latin America, announced today that its Board of Directors has appointed Steven M. Shindler, currently Chairman of the Board, to the additional position of interim Chief Executive Officer, effective immediately.

Shindler, who was the company's CEO from 2000-2008, will serve as interim CEO while the Board conducts a search for a permanent chief executive. Shindler replaces Steven P. Dussek, who has stepped down as CEO and a member of the Board to pursue other opportunities.

"I am fully committed to the continued success of NII Holdings and am excited to serve as the company's interim CEO,” Shindler said. “In this new role, I will focus my attention on the build-out of our 3G network, high-quality subscriber growth, key financial metrics including revenue and margins, and providing a quality product and superior customer experience, all with the goal of driving success for our customers, our employees and our shareholders. We have a great brand, a tremendous group of fully engaged employees and a loyal customer base that expects the best possible service from us. I am excited to see what we can all accomplish together.”

Shindler has served as Chairman of NII Holdings since 2000 and was the company's CEO from 2000 to 2008. He served as Chief Financial Officer of Nextel Communications from 1996 to 2000. Earlier, from 1987 to 1996, Shindler was Managing Director of Toronto-Dominion Bank, where he raised capital for wireless companies.

“The Board is very pleased that Steve Shindler has agreed to return to the CEO position on an interim basis as we search for a permanent chief executive,” said Carolyn F. Katz, Lead Independent Director on the company's Board. “During his previous tenure as CEO, Steve oversaw a restructuring of the company that was followed by a sustained period of profitable growth. He is a great leader known for clear decision-making, sound strategic direction and engagement with employees. We appreciate his willingness to take on this important role and fully support his vision for the company.”

NII Holdings will provide more detail on the company's strategy when it presents its fourth-quarter and full-year 2012 earnings results in February 2013.

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII Holdings, operating under the Nextel brand in Brazil, Mexico, Argentina, Peru and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII Holdings is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., and are used by NII's subsidiaries under license in Latin America.

Visit NII Holding's news room for news and to access our markets' news centers: www.nii.com/newsroom.

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia Restrepo
(786) 251-7020
claudia.restrepo@nii.com